BLUEPHOENIX
SOLUTIONS

January 1, 2014

Mr. Matt Bell
1611McGilvra Boulevard East
Seattle, WA 98112

I am delighted to extend our offer for you to transfer from BridgeQuest Solutions, Inc. to BluePhoenix Solutions USA, Inc.

All details of your original offer letter dated March 13, 2012, signed by you and any amendments to the stated offer letter remain in effect.

The only change will be the transfer of your employment from BridgeQuest Solutions, Inc. to BluePhoenix Solutions USA, Inc.

This will be effective as of January 1, 2014.

This offer is valid until the close of business **January 7, 2014.** Please indicate your acceptance of our offer by signing one copy of this letter and returning to Faith Grum at (919) 577-0097 or via email at fgrum@bphx.com. Should you have any questions, please don't hesitate to contact me at (919) 577-0104.

Yours sincerely,

Faith Grum

Faith Grum
Operations Manager

Accepted: ______________________

Cc: Personnel File